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Exhibit 99.6

November 3, 2004

SBC Teleholdings, Inc.
225 West Randolph Street
Chicago, Illinois 60606
United States

Ameritech Luxembourg S.à r.l.
15, rue de la Chapelle
L-1325 Luxembourg

Ladies and Gentlemen:

        Ameritech Luxembourg S.à r.l., a limited liability company organized under the laws of the Grand Duchy of Luxembourg (the "Seller"), proposes, subject to the terms and conditions stated herein, to sell ordinary shares, par value DKK 5 per ordinary share (the "Shares"), of TDC A/S, a company organized under the laws of the Kingdom of Denmark (the "Company"), to Citigroup Global Markets Limited, Goldman Sachs International and ABN AMRO Bank N.V. and NM Rothschild & Sons Limited (each trading as ABN AMRO Rothschild) (the "Managers"). Subject to Section 2 of this Agreement, an aggregate of 20,563,656 Shares (the "Securities") are to be resold by the Managers outside the United States in reliance on Regulation S ("Regulation S") under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and in the United States in reliance on Rule 144A ("Rule 144A") under the Securities Act to investors reasonably believed to be "qualified institutional buyers" (as such term is defined in Rule 144A, "QIBs").

        Subject to the additional matters set out below, the Securities to be purchased by the Managers will be: (i) purchased severally, and not jointly, by the Managers in accordance with Regulation S, the Danish Securities Trading Act (Consolidated Act No. 1269 of December 19, 2003) and the rules and regulations of the Copenhagen Stock Exchange in relation to such trades; and (ii) resold by the Managers outside the United States in reliance on Regulation S and in the United States in reliance on Rule 144A to investors reasonably believed to be QIBs.

Seller's Representations, Warranties and Undertakings

        1.     The Seller represents and warrants to, and agrees with, the Managers, as of the date hereof and as of the Closing Date (as defined in Section 5 below), that:

          (a)    Corporate power and authority.    It has full power under its constitutive documents and applicable law, and all authorizations, approvals, consents and licenses required by it have been unconditionally obtained and are in full force and effect, to permit it to enter into and perform this Agreement; and this Agreement has been duly authorized, executed and delivered by it and is a valid and binding agreement of it enforceable in accordance with its terms.

          (b)    No conflicts, etc.    The sale and delivery of the Securities and the compliance by it with all of the provisions of this Agreement, as well as the consummation of the transactions herein contemplated, will not conflict with, result in a breach or violation of, or constitute a default under:

              (i)  any of the terms or provisions of any agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject; or

             (ii)  any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over it or its property or assets;

  except for any such violation or breach under clause (i) above that would not have a material adverse effect on the ability of the Seller to consummate, or would not otherwise materially adversely affect, the transactions contemplated hereby.

          (c)    Title to the Securities.    No person has any conflicting right, contingent or otherwise, to purchase or to be offered any of the Securities; the Seller has valid title to, and the legal right and the power to sell and transfer full beneficial and legal interest in, the Securities, and transfer of the Securities to the Managers will pass title to such Securities upon payment of the Purchase Price, free and clear of all security interests, liens, encumbrances, equities or other claims together with all rights and advantages now and hereafter attaching to such Securities.

          (d)    No stamp taxes.    No VAT or stamp or other issuance or transfer taxes or duties are payable in Denmark or Luxembourg in connection with the sale and delivery of the Securities in the manner contemplated hereunder or the consummation of any other transaction contemplated herein in connection with the sale of such Securities.

          (e)    No manipulation.    None of the Seller, any of its affiliates or any person acting on its or their behalf has or will make bids or purchases for the purpose of creating actual or apparent active trading in, or of raising the price of, any Shares or any right to purchase Shares or securities convertible into or exchangeable or exercisable for Shares that is designed to or that has constituted, or that might reasonably be expected to cause or result in, manipulation of the price of any security of the Company in order to facilitate the sale or resale of Shares; provided, however, that the Seller is furnishing no representation, warranty, covenant or agreement pursuant to this Section 1(e) on behalf of, or with respect to actions regarding the Shares taken by, the Company, its subsidiaries or any person acting on its or their behalf.

          (f)    No inside information.    The sale of the Securities will not constitute a violation by the Seller of any applicable Danish or U.S. "insider trading", "insider dealing" or "market abuse" laws or regulations, including, without limitation, Section 35 of the Danish Securities Trading Etc. Act and Section 10(b) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 thereunder.

          (g)    Directed selling efforts.    None of the Seller, any of its affiliates or any person acting on its or their behalf has engaged or will engage in any "directed selling efforts" with respect to the Securities, as defined in Regulation S, or in any general solicitation or general advertising with respect to the Securities, as defined in Regulation D under the Securities Act; provided, however, that the Seller is furnishing no representation, warranty, covenant or agreement pursuant to this Section 1(g) on behalf of, or with respect to actions regarding the Shares taken by, the Company, its subsidiaries or any person acting on its or their behalf.

          (h)    No registration.    Assuming the accuracy of the representations and warranties of the Managers and their affiliates contained in Section 4 hereof and their compliance with their agreements set forth herein, no registration of the Securities under the Securities Act is required for the transfer and sale of the Securities in the manner contemplated hereby.

          (i)    Fungibility.    The Securities, when issued, satisfied the eligibility requirements of Rule 144A(d)(3) under the Securities Act.

Sale and Purchase

        2.     Subject to the terms and conditions set forth in this Agreement: (i) the Seller agrees to sell the Securities, at a price per Security of DKK 208.89 (the "Purchase Price"), which equals DKK 4,295,521,538.18 in the aggregate for all the Securities, to the Managers and (ii) the Managers agree to purchase the Securities, in each case at the Purchase Price, in the following proportions:

          (1)   Citigroup Global Markets Limited will purchase 6,854,552 Securities;

          (2)   Goldman Sachs International will purchase 6,854,552 Securities; and

          (3)   ABN AMRO Rothschild will purchase 6,854,552 Securities;

provided, however, that the sum of (1) the aggregate number of Securities which the Managers agree to purchase from the Seller pursuant to this Section 2 and (2) the aggregate number of Shares otherwise owned by such Managers, in each case as of the Closing Date, shall not be greater than the number of Shares corresponding to 29% of the Company's issued share capital as of the Closing Date.

Ownership Limitation; Distribution

        3.     (a) Each Manager acknowledges and agrees that nothing contained in this Agreement shall constitute, or be deemed to constitute, any grant of approval by the Company in respect of any shareholding exceeding the relevant threshold specified in Article 5(3) of the Articles of Association of the Company.

          (b)   Each Manager agrees to use its reasonable efforts to place the Securities as soon as possible after execution of this Agreement such that, to the best of its knowledge, no placement to a single investor by such Manager as underwriter shall be of a number of Securities which, combined with any other Shares owned by such investor, would in the aggregate comprise more than 9.5% of the Company's issued share capital. In connection with the placement of the Securities, each Manager further agrees to provide the Seller access to the orders received in respect of the Securities, during the placement and before the transfer or sale of the Securities, promptly upon request by the Seller.

Managers' Representations, Warranties and Undertakings

        4.     On and as of the date hereof and on and as of the Closing Date:

          (a)   Each Manager severally represents and warrants to the Seller and agrees with the Seller that neither it, nor any of its affiliates nor any person acting on its or their behalf has been or will take any action in any jurisdiction that would result in a public offering of the Securities in any country or jurisdiction where registration or qualification for that purpose is required.

          (b)   Each Manager severally represents, warrants and covenants to the Seller and agrees with the Seller, on its own behalf and on behalf of each of its affiliates and each person acting on its or their behalf that:

              (i)  neither it nor any of its affiliates nor any person acting on its or their behalf has offered or sold or, prior to the expiration of the period of six months from the Closing Date, will offer or sell any Shares to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

             (ii)  it, each of its affiliates and any other person acting on its or their behalf have only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services Market Act 2000 (the "FSMA")) received by it, any of its affiliates or any person acting on its or their behalf in connection with the issue or sale of any Shares in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

            (iii)  it, each of its affiliates and each person acting on its or their behalf have complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom;

          (c)   Each Manager severally acknowledges that the Securities are not registered for sale in the United States and may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Accordingly, each Manager severally represents, warrants, covenants and agrees that neither such Manager, nor any of its affiliates, nor any person acting on its or their behalf has offered or sold, or will offer or sell, the Securities directly or indirectly in the United Sates or any state or territory of the United Sates, except pursuant to Rule 144A under the Securities Act or in "offshore transactions" (as defined in Regulation S) and in compliance with the applicable securities laws and regulations of the United States and such state or territory, and each Manager severally represents that it will take reasonable steps to ensure that each purchaser of the Securities is aware that (i) the Securities are not registered for sale in the United States and may not be offered or sold within the United States except pursuant to an exemption from or a transaction not subject to the registration requirements of the Securities Act and (ii) the Seller may be relying on the exemption from Section 5 of the Securities Act provided by Rule 144A thereunder.

          (d)   No form of general solicitation or general advertising (within the meaning of Regulation D) has been or will be used by such Manager, any of its affiliates or any person acting on its or their behalf in connection with the offer and sale of the Securities pursuant hereto.

          (e)   Each Manager and each of its affiliates and any person acting on its or their behalf have not engaged and will not engage in any "directed selling efforts" (as defined in Regulation S) with respect to the Securities.

Settlement

        5.     Unless otherwise agreed by the parties, completion of the sale and purchase of the Securities will take place on November 9, 2004 (the "Closing Date"), by credit through the facilities of the Danish Securities Centre of the Securities to an account or accounts designated by the Managers, against payment by or on behalf of the Managers of the Purchase Price multiplied by the number of Securities in same-day funds.

Seller's Covenants

        6.     The Seller covenants and agrees with the Managers that:

          (a)    Prompt Payment.    It will promptly pay or transfer to or to the order of the Managers, on behalf of the purchasers of the Securities, as the case may be, upon receipt, any dividend or distribution declared or other rights declared or distributed by the Company in respect of the Securities for which a record date occurs on or after the date hereof and before the Closing Date.

          (b)    Further Assurances.    It undertakes, at its own expense, to execute all such documents and do all such acts and things as the Managers may reasonably require in order to give effect to the terms of this Agreement and to enable the sale and purchase of the Securities to be carried out and given full force and effect.

          (c)    Notice.    It will notify the Managers forthwith if on or prior to the Closing Date it comes to the Seller's knowledge that any of the representations, warranties, undertakings or agreements set out in Section 1 above ceases to be true and accurate or becomes misleading in any material respect or that there has been any breach of any of such representations, warranties, undertakings or agreements.

Expenses

        7.     Except as may otherwise be provided in this Agreement, each party shall bear its own fees, disbursements, costs and expenses incidental to the performance of its obligations hereunder; except that the Seller shall bear all of the costs of VAT, stamp duties, depositary fees, transfer taxes and duties incident to the sale and delivery of the Securities to the Managers and by the Managers. The Seller agrees to pay to the Managers amounts equal to the reasonable fees, disbursements and expenses of the Managers' legal advisors and the Managers' reasonable out-of-pocket expenses incurred in connection with the transaction contemplated by this Agreement, together in each case with an amount equal to any VAT payable thereon, up to a maximum aggregate amount of $100,000; provided, however, that the Managers shall deliver to the Seller a reasonably detailed invoice relating to such fees, disbursements and expenses. The agreements and covenants of the Seller in this Section 7 shall survive termination of this Agreement.

Closing Conditions

        8.     The obligations of the Managers hereunder shall be subject to the following conditions:

          (a)    Representations and Warranties.    All representations and warranties and other statements herein by the Seller are, at and as of the Closing Date, true and correct in all material respects.

          (b)    No Adverse Change.    Prior to the Closing Date, there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Company's most recent annual report or subsequent public information releases issued prior to the date hereof that, in the reasonable judgment of the Managers and after consultation with the Seller to the extent such consultation is practicable, is material and adverse and makes it impracticable to conduct the placement of the Securities in the manner contemplated herein.

          (c)    Opinions.    There shall have been delivered to the Managers opinions, dated the Closing Date, from Sullivan & Cromwell LLP and Linklaters Loesch in the forms attached as Appendices I and II hereto, respectively.

        The Managers in their sole discretion may waive any of the foregoing conditions. If any condition to the Managers' obligations has not been satisfied prior to delivery of, and payment for, the Securities on the Closing Date, the Managers may elect, in their sole discretion and after consultation with the Seller to the extent such consultation is practicable, to terminate this Agreement. Sections 7, 9, 12, 13, 14, 15 and 16 shall survive any such termination.

Indemnity

        9.     (a)    Indemnity.    The Seller will indemnify and hold harmless the Managers against any losses, claims, damages or liabilities ("Losses") to which the Managers may become subject insofar as such Losses (or actions in respect thereof) relate to or arise out of any breach or alleged breach of the representations and warranties, covenants or other undertakings of the Seller in this Agreement, other than any Losses that result from the Managers' bad faith or gross negligence; and, subject to the provisions of sub-Section (c) of this Section 9, the Seller agrees to reimburse the Managers for any legal or other expenses reasonably incurred by the Managers in connection with investigating or defending any such action or claim as such expenses are incurred.

          (b)    Scope.    (i) The obligations of the Seller under this Section 9 shall be in addition to any liability that the Seller may otherwise have and shall extend, upon the same terms and conditions, to the directors, officers, employees and controlling persons within the meaning of the Securities Act, as the case may be, of each of the Managers and each of its affiliates within the meaning of the Securities Act (and shall include the partners of any such affiliate) (each, an "Indemnified Person").

             (ii)  The indemnification obligations of the Seller set forth in this Section 9 shall survive termination of this Agreement.

            (iii)  The aggregate liability of the Seller pursuant to the indemnification obligations of the Seller set forth in this Section 9 shall be limited to DKK 4,295,521,538.18.

          (c)    Indemnification Procedures.    Each Indemnified Person shall give notice as promptly as reasonably practicable to the Seller of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify the Seller shall not relieve the Seller from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. The Seller shall be entitled to assume conduct of the defense of any such action by notice to the Indemnified Person with counsel satisfactory to such Indemnified Person (which shall not, except with the consent of such Indemnified Person, be counsel to the Seller). The Seller shall not be liable to the Indemnified Person under sub-Section (a) of this Section 9 for any fees or expenses of counsel to the Indemnified Person in connection with the defense of any such action incurred after the date upon which the Seller gives notice of its election to assume the conduct of such defense but shall remain liable for any other Losses incurred by that Indemnified Person arising out of or in connection with any such action. In no event shall the Seller be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from its own counsel for all Indemnified Persons in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. The Seller shall not, without the prior written consent of the Indemnified Persons, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 9 (whether or not the Indemnified Persons are actual or potential parties thereto), unless such settlement, compromise, consent or judgment (i) includes an unconditional release of each Indemnified Person from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

          (a)    Contribution.    If the indemnification provided for in this Section 9 is unavailable to an Indemnified Person in respect of any Losses referred to herein, then the Seller, in lieu of indemnifying such Indemnified Person, shall contribute to the amount paid or payable by such Indemnified Person as a result of such Losses (i) in such proportion as is appropriate to reflect the relative benefits received by the Seller on the one hand and the Managers on the other hand from the offering of the Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Seller and the Managers in connection with the omission, breach of securities laws, misrepresentation or breach of warranty or other obligation under this Agreement which resulted in such Losses, as well as any other relevant equitable considerations. The relative benefits received by the Seller and the Managers shall be deemed to be in the same proportion as the total net proceeds from the offering received by the Seller, and the total commissions received by the Managers, bear to the aggregate Purchase Price of the Securities sold pursuant to this Agreement.

Termination

        10.   This Agreement shall be subject to termination in the sole discretion of the Managers, and after consultation with the Seller to the extent such consultation is practicable, by notice given to the Seller prior to the Closing Date, if at any time prior to such time (i) trading in the Shares shall have been suspended by the Copenhagen Stock Exchange or the New York Stock Exchange or trading in securities generally on either such exchange shall have been suspended or limited or minimum prices shall have been established on either such exchange; (ii) a banking moratorium shall have been declared by U.S. federal, New York state or Danish authorities; or (iii) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States or Denmark of a national emergency or war or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Managers, impractical or inadvisable to proceed with the offering or delivery of the Securities.

No Disclosure

        11.   Following the execution of this Agreement and prior to the Closing Date, except as may be required by applicable law or regulation, the transactions contemplated by this Agreement may not publicly be disclosed to any third party (other than to the Company and professional advisors to the Seller, the Company and the Managers) or otherwise publicly referred to unless the Seller and the Managers otherwise agree, provided that, for the avoidance of doubt, nothing in this Section 11 shall prevent the Managers from disclosing (in a manner consistent with the Managers' undertakings set forth in Section 4 hereof) the transactions contemplated by this Agreement to potential investors to the extent such disclosure is appropriate in connection with the offering and placement of the Securities.

Guarantee

        12.   (a) SBC Teleholdings, Inc., a Delaware corporation (the "Guarantor"), hereby fully, unconditionally and irrevocably guarantees (the "Guarantee") the performance of all of the obligations of the Seller under this Agreement, including the due and punctual payment by the Seller of any amounts payable under this Agreement and the satisfaction of each of the representations and warranties, indemnities, covenants and agreements of the Seller (the "Guaranteed Obligations"); provided, however, that each Manager agrees that it will make no claim under such Guarantee unless:

              (i)  the aggregate amount of cash and cash equivalents held by the Seller is equal to less than €1 billion (as documented in form reasonably satisfactory to the Managers) and the amount of the claim exceeds the amount of cash and cash equivalents held by the Seller at the time of such claim; or

             (ii)  the Seller has commenced (or third parties have commenced in respect of it) any proceeding for liquidation, dissolution or similar proceeding; or

            (iii)  regardless of the amount of the claim, a demand for payment has been made on the Seller that the Seller has failed to pay within 30 days.

        In case of the failure of the Seller promptly to pay any amounts or to make whole the Managers for any of its obligations under this Agreement, the Guarantor hereby agrees to cause the payment of such amounts to be made promptly when and as such amounts become due and payable and as if such amounts were paid by the Seller or to promptly make whole the Managers for such obligations. Subject to the first sentence of this Section 12, the Guarantor hereby agrees that its obligations hereunder will be absolute and unconditional, irrespective of, and will be unaffected, to the fullest extent permitted by applicable law, by any act, omission, matter or thing which, but for this Section 12, might operate to release or otherwise exonerate in whole or in part the Guarantor from such obligations, or otherwise reduce, limit or affect such obligations, including:

              (i)  any amendment to or variation of this Agreement or of any other document referred to herein;

             (ii)  any time, indulgence, waiver or consent at any time given to the Seller or any other person;

            (iii)  any compromise or release of, or abstention from obtaining, perfecting or enforcing in whole or in part any security or other right or remedy whatsoever against the Seller or any other person;

            (iv)  any legal limitation, disability, incapacity or other circumstance relating to the Seller or any other person;

             (v)  any irregularity, unenforceability or invalidity of any of the obligations of the Seller pursuant to this Agreement; or

            (vi)  the dissolution, amalgamation, reconstruction or insolvency of the Seller.

        The Guarantor covenants that its obligations hereunder will not be discharged except by complete performance by the Seller of its obligations under this Agreement, including complete payment of the amounts due by the Seller hereunder. Notwithstanding the foregoing, the Managers agree to give the Seller notice of any claim under this Agreement (unless such party has been dissolved or liquidated) prior to making any demand under this Section 12 in respect of the Guaranteed Obligations. In the event that any payment to the Managers in respect of any amounts due by the Seller under this Agreement is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor will remain liable for such amounts to the extent provided herein as if such amounts had not been paid. The aggregate amount to be paid under this Section 12 by the Guarantor in respect of a particular Guaranteed Obligation shall be net of any prior payment to the Managers by the Seller in respect of such Guaranteed Obligation.

          (b)   Notwithstanding anything to the contrary in this Section 12:

              (i)  the requirements and waivers of the Guarantor set forth above in sub-Section 12(a) shall not operate to waive, affect or impair (x) any of the rights of the Seller enumerated in this Agreement, including but not limited to any right to receive notice, (y) any right of the Seller to assert any defense otherwise applicable to any of the Guaranteed Obligations or (z) any right of the Guarantor to receive notice under this Agreement;

             (ii)  the Guaranteed Obligations shall be determined in accordance with the provisions of this Agreement;

            (iii)  without limiting the generality of the foregoing, if a Guaranteed Obligation is compromised in accordance with the provisions of this Agreement, such Guaranteed Obligation shall be compromised for purposes of the Guarantee;

            (iv)  if the Seller is entitled to assert a defense, counterclaim or right of setoff to a Guaranteed Obligation in accordance with the terms of this Agreement, the Guarantor shall be entitled to assert the same defense, counterclaim or right of offset under this Guarantee; provided, however, that the Guarantor shall not be permitted to assert such counterclaim if the claim has been finally resolved on the merits in favor of the Managers in a prior suit by the Managers against the Seller; and

             (v)  the waiver by the Guarantor of its right to assert a defense in any suit by the Managers seeking payment by the Guarantor of amounts due hereunder in the circumstances set forth in Section 12, shall not in any way limit or bar the ability of the Guarantor or the Seller to assert such issue, action or circumstance as a counterclaim in any such suit;

    provided, however, that the Guarantor shall not be permitted to assert such counterclaim if the claim has been fully resolved on the merits in favor of the Managers in a prior suit by the Managers against the Seller.

          (c)   Notwithstanding anything to the contrary in this Agreement:

              (i)  in the event of dissolution, winding-up or liquidation of the Seller, the Guarantor shall succeed to all of the rights and obligations (subject to the provisions of this Section 12) of the Seller hereunder; and

             (ii)  the Guarantor may be substituted by SBC Communications Inc. ("SBC"), in the sole discretion of the Guarantor, so long as SBC expressly assumes by an agreement supplemental hereto, executed and delivered to the Managers, in form reasonably satisfactory to the Managers, the performance and observance of the obligations and agreements of the Guarantor under this Agreement.

Survival of Representations

        13.   The indemnities, agreements, representations, warranties and other statements of the Seller, as set forth in this Agreement or made by or on behalf of it, shall remain in full force and effect and shall survive delivery of and payment for the Securities.

Notices

        14.   All statements, requests, notices and agreements hereunder shall be in writing, and shall be delivered or sent by mail or facsimile transmission, if to the Managers to: (i) Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB, Attention: Michael Lavelle, fax: +44 207 9861140; (ii) Goldman Sachs International, Peterborough Court, 133 Fleet Street, London, EC4A 2BB, Attention: Equities Counsel, fax: +44 207 7774 1989; and (iii) ABN AMRO Rothschild, 250 Bishopsgate, London EC2M 4AA, Attention: Chris Kelsall, fax: +44 207 678 1500; and, if to the Seller and/or the Guarantor to SBC Communications Inc., 175 E. Houston, San Antonio, Texas 78205, fax: +1 (210) 351-3257, Attention: Senior Vice President & Assistant General Counsel, International/M&A. Any such statements, requests, notices or agreements shall take effect upon receipt thereof.

Successors, Assigns, Etc.

        15.   This Agreement shall be binding upon, and inure solely to the benefit of, the Managers, the Seller and the Guarantor and, to the extent provided herein, any directors, officers, employees, controlling persons or affiliates of the Managers, the Seller and the Guarantor, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. Time shall be of the essence in this Agreement.

Governing Law

        16.   This Agreement shall be governed by and construed in accordance with New York law, and the parties irrevocably submit to the courts of New York, which shall have non-exclusive jurisdiction to hear and decide any suit, action, dispute or proceeding relating to this Agreement ("Proceedings"), and for this purpose each party irrevocably submits to the jurisdiction of the courts of New York. Each party waives any objection it might at any time have to the courts of New York being nominated as the forum to hear and decide Proceedings and agrees not to claim that the courts of New York are not an appropriate or convenient forum. Process relating to the Proceedings may be served on the Seller by being delivered to CT Corporation System, 111 Eighth Avenue, New York, New York 10011. This will not affect the Managers' rights to serve process in any other manner that is in accordance with applicable laws and regulations.

Entire Agreement

        17.   This Agreement contains the entire agreement of the parties hereto with respect to the transactions contemplated herein and supersedes all prior written agreements made and negotiations conducted prior to the date hereof.

Counterparts

        18.   This Agreement may be executed by the parties hereto in any number of counterparts and via facsimile, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

        If the foregoing is in accordance with your understanding, please sign and return to us an original counterpart hereof, and upon the acceptance hereof by you, this letter and such acceptance hereof shall constitute a binding agreement among the Seller and the Managers.

* * *

Very truly yours,
CITIGROUP GLOBAL MARKETS LIMITED		GOLDMAN SACHS INTERNATIONAL
By:	/s/ Darrell Uden	By:	/s/ Peter Warren
	Name: Darrell Uden Title: Managing Director		Name: Peter Warren Title: Managing Director
ABN AMRO BANK N.V. AND NM ROTHSCHILD & SONS LIMITED (EACH TRADING AS ABN AMRO ROTHSCHILD)
By:
/s/ Jeroen Berns Name: Jeroen Berns Title: Managing Director
Accepted as of the date hereof:
AMERITECH LUXEMBOURG S.À R.L.		SBC TELEHOLDINGS, INC.
By:	/s/ Jonathan P. Klug	By:	/s/ Jonathan P. Klug
	Name: Jonathan P. Klug Title: Manager		Name: Jonathan P. Klug Title: Treasurer

Appendix I: Form of Opinion of Sullivan & Cromwell LLP

November    , 2004

Citigroup Global Markets U.K. Equity Limited,
        Citigroup Centre,
                33 Canada Square,
                        Canary Wharf,
                                London E14 5LB,
                                        England.

Goldman Sachs International,
        Peterborough Court,
                133 Fleet Street,
                        London EC4A 2BB,
                                England.

ABN AMRO Bank N.V. and NM Rothschild & Sons Limited (each trading as ABN AMRO Rothschild),
        250 Bishopsgate,
                London EC2M 4AA,
                        England.

Ladies and Gentlemen:

        In connection with the several purchases today by you (the "Managers") pursuant to the Accelerated Bookbuilt Offering Agreement (the "ABO Agreement"), dated November 3, 2004, between Ameritech Luxembourg S.à.r.l, a limited liability company organized under the laws of the Grand Duchy of Luxembourg (the "Selling Shareholder"), and SBC Teleholdings, Inc., a Delaware Corporation (the "Guarantor"), on the one hand, and the Managers, on the other hand, of 20,563,656 ordinary shares, par value DKK 5 per share (the "Shares"), of TDC A/S (the "Company"), we, as United States counsel for the Selling Shareholder, have examined the ABO Agreement, and such corporate records, certificates and other documents, and such questions of U.S. Federal law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is our opinion that no registration of the Shares under the U.S. Securities Act of 1933, as amended (the "Securities Act"), is required for the sale and delivery of the Shares by the Selling Shareholder to the Managers and the offer and initial resale of such Shares by the Managers, in each case in the manner contemplated by the ABO Agreement. We express no opinion, however, as to when and under what circumstances the Shares may subsequently be reoffered or resold.

        The foregoing opinion is limited to the Federal laws of the United States and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

        In connection with our opinion set forth above, with your approval, we have relied upon the representations, warranties, agreements and undertakings made by the Selling Shareholder and the Managers in the ABO Agreement with respect to the manner of offering and selling the Shares, the absence of any directed selling efforts (as defined in Regulation S under the Securities Act) and the absence of any form of general advertising or general solicitation in the United States in connection with the offer and sale of the Shares and with respect to certain other matters. In addition, we have assumed that you will offer and sell the Shares only in accordance with the ABO Agreement.

        Also, with your approval, we have relied as to certain matters on information obtained from officers of the Company, officials of the Selling Shareholder and other sources believed by us to be responsible, and we have assumed that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

                      Very truly yours,

Appendix II: Form of Opinion of Linklaters Loesch

Avocats	4 Rue Carlo Hemmer P.O. Box 1107 L-1011 Luxembourg Telephone (352) 26 08 1 Facsimile (352) 26 08 88 88 tom.loesch@linklaters.com
Citigroup Global Markets Limited
Goldman Sachs International
ABN AMRO Bank N.V. and NM Rothschild & Sons Limited (each trading as ABN AMRO Rothschild)
, 2004

Dear Sirs,

Ameritech Luxembourg S.à.r.l.

1      Introduction

        We have acted as special Luxembourg counsel to Ameritech Luxembourg S.à.r.l., a Luxembourg limited liability company (société à responsabilité limitée) (the "Company"), in connection with the sale by the Company of the Securities (as defined below). This Opinion is being rendered pursuant to Section 8(c) of the agreement, dated November 3, 2004, executed by Citigroup Global Markets Limited, Goldman Sachs International, ABN AMRO Bank N.V. and NM Rothschild & Sons Limited (each trading as ABN AMRO Rothschild), the Company and SBC Teleholdings, Inc. (the "Agreement") in connection with the sale of 20,563,656 ordinary shares (the "Securities") of TDC A/S ("TDC"). Capitalised terms used in this legal opinion (the "Opinion") not otherwise defined herein shall have the same meaning when used herein as in the Agreement.

        For the purpose of rendering this Opinion, we have examined originals or certified copies of the following documents:

  1.
  a copy of the Agreement dated November 3, 2004;

  2.
  a copy of the restated Articles of Association of the Company at May 2, 2002, these Articles of Association not having been amended since that date based on a check carried out by us on the date of this opinion letter in Luxembourg records open to public;

  3.
  a copy of Managers Resolutions of the Company adopted on November 3, 2004 approving and authorising the sale of the Securities;

  4.
  an extract dated November    , 2004 from the Luxembourg Register of Commerce and Companies concerning the Company;

  5.
  a non-bankruptcy certificate dated November    , 2004 delivered by the Luxembourg District Court concerning the Company;

and such corporate documents and records of the Company and other certificates, documents, records and papers as we have deemed relevant and necessary in order to give the Opinion hereinafter set forth.

2      Luxembourg Law

        This opinion speaks as of its date and is confined to and is solely given on the basis of the laws of Luxembourg as applied by the Luxembourg Courts, published and presently in effect. We undertake no responsibility to notify any addressee of this opinion of any change in the laws of Luxembourg or their construction or application after the date of this opinion.

        In this opinion, Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that it is given under Luxembourg law and case law and that any issues of interpretation arising hereunder will be governed by Luxembourg law and be brought before a Luxembourg Court.

        We express no opinion as to any laws other than the laws of Luxembourg and we have assumed that there is nothing in any other law that affects our opinion.

3      Assumptions

        For the purpose of this opinion, we have assumed:

  3.1
  that the Agreement has been duly authorised, executed and delivered by or on behalf of all relevant parties (other than the Company) and is legal, valid, binding and enforceable against all relevant parties in accordance with their respective terms under all other relevant laws (other than the laws of Luxembourg);

  3.2
  that copy documents provided to us are true copies of, or in the final forms of, the originals;

  3.3
  the genuineness of all signatures;

  3.4
  that the Company derives a commercial or financial benefit from the Agreement to which it is a party; that the restated Articles of Association of the Company dated May 2, 2002 have not been amended and remain in full force and effect without modification (this assumption is based on a check carried out by us on the date of this opinion letter in Luxembourg records open to public and a confirmation hereof that we have obtained from the Company);

  3.5
  that the minutes of the Board of Directors of the Company dated    2004 are true records of the proceedings described in them and remain in full force and effect without modification (this assumption is based on a confirmation hereof that we have obtained from the Company);

  3.6
  the power, authority and legal right of all parties or other persons concerned under all relevant laws and regulations (other than the Company under the laws of Luxembourg) to enter into, execute and perform their respective obligations under the Agreement and to act otherwise in the present context; and

  3.7
  that the Agreement has the same meaning and effect under the laws by which it is expressed to be governed as it would have if it were interpreted under Luxembourg law by a Luxembourg court and there are no provisions of those laws which would affect this opinion.

4      Opinion

        Based on the documents referred to in paragraph 1 above, subject to the assumptions made in paragraph 3 and to the qualifications made in paragraph 5 and to any matters or documents not disclosed to us, we are of the following opinion:

  4.1
  The Company has been duly organized and is validly existing as a corporation under the laws of the Grand Duchy of Luxembourg, with corporate power and authority to enter into and perform the Agreement in accordance with its terms.

  4.2
  The Company has full power under its constitutive documents and applicable law, and all authorisations, approvals, consents and licenses required by it have been unconditionally obtained and are in full force and effect, to permit it to enter into and perform the Agreement and the Agreement has been duly authorized, executed and delivered by the Company and are valid and binding agreements enforceable in accordance with their terms.

  4.3
  The sale and delivery of the Securities and the compliance by the Company with all other provisions of the Agreement, as well as the consummation of the transactions contemplated in the Agreement, will not conflict with, result in a breach or violation of or constitute a default under the Articles of Association of the Company or Luxembourg law.

  4.4
  No authorization, approval, consent, order, designation, declaration, license of or filing by or with any regulatory, administrative or other governmental body or court of the Grand Duchy of Luxembourg is required in connection with the execution and delivery of the Agreement.

  4.5
  No VAT or stamp or other issuance or transfer taxes or duties are payable in connection with the sale and delivery of the Securities in the manner contemplated in the Agreement or the consummation of any other transaction contemplated in the Agreement in connection with the sale of such Securities.

5      Qualifications

  5.1
  This opinion is subject to any limitations arising from bankruptcy, insolvency, liquidation, moratorium, reorganisation and other laws of general application relating to or affecting the rights of creditors.

  5.2
  Other than the opinion expressed in paragraph 4.5, we do not express any opinion as to any taxation matters.

  5.3
  The admissibility as evidence of the Agreement before a Luxembourg Court or public authority ("autorité constituée") to which the Agreement is produced may require that the Agreement come with a complete or partial translation in the French or German language and be subjected to the payment of a registration tax.

  5.4
  We express no opinion on any documents referred to in the Agreement, but not specifically examined by us and as to the accuracy of any warranties and representations given or made by the Company (expressed or impliedly) save and insofar as the matters warranted are the subject matter of specific opinions in this letter.

  5.5
  The enforcement in Luxembourg of the Agreement may be limited by general principles of equity and good faith and specific performance and injunction remedies may not be available in Luxembourg. Further, claims may be barred by limitation period rules and set off and counter-claims rules.

  5.6
  Limitation of liability clauses may be unenforceable in case of gross negligence or wilful misconduct.

6      Reliance

        This opinion is solely for your benefit and solely for the purpose of the Agreement and the Sale and Purchase Agreement. It is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our written consent.

Yours sincerely,

Linklaters Loesch
by

Tom Loesch

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